UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2026

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38892	47-3812456
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

900 Stewart Avenue, Suite 301

Garden City, NY 11530

(Address of Principal Executive Offices and Zip Code)

(516) 665-8200

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On July 29, 2026, Beyond Air, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors and certain directors and executive officers of the Company (collectively, the “Investors”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell to the Investors, severally and not jointly, in a private placement (the “Private Placement”) (i) an aggregate of 167,011 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to an aggregate of 1,638,835 shares of Common Stock (the “Pre-Funded Warrants”), (iii) Series A common stock purchase warrants to purchase up to an aggregate of 1,805,846 shares of Common Stock (the “Series A Warrants”) and (iv) Series B common stock purchase warrants to purchase up to an aggregate of 1,805,846 shares of Common Stock (the “Series B Warrants” and, together with the Series A Warrants, the “Common Warrants”). The Pre-Funded Warrants and the Common Warrants are referred to collectively herein as the “Warrants.”

Each Share, and each Pre-Funded Warrant issued in lieu of Shares, was sold together with one Series A Warrant and one Series B Warrant. The combined purchase price for each Share and the accompanying Common Warrants is $5.66 for the participating institutional investors and $5.76 for the participating directors and executive officers. The combined purchase price for each Pre-Funded Warrant and the accompanying Common Warrants is $5.6599, which equals the $5.66 institutional investor purchase price less the $0.0001 per share exercise price of the Pre-Funded Warrants. The combined purchase price per Share (or Pre-Funded Warrant in lieu thereof) and accompanying Common Warrants was priced at-the-market under the rules of The Nasdaq Stock Market LLC.

The Private Placement is expected to result in aggregate gross proceeds to the Company of approximately $10.2 million at the closing, before deducting placement agent fees and other offering expenses payable by the Company. There can be no assurance that any Common Warrants will be exercised or, if exercised, that they will be exercised for cash. The Company currently intends to use the net proceeds of the Private Placement for working capital and general corporate purposes. Under the Purchase Agreement, the closing of the Private Placement (the “Closing” and the date on which it occurs, the “Closing Date”) is to occur no earlier than the first business day, and no later than the second business day, following the date of the Purchase Agreement, subject to the satisfaction or waiver of customary closing conditions. The Closing is expected to occur on or about July 31, 2026.

The Pre-Funded Warrants have an exercise price of $0.0001 per share, are exercisable immediately upon issuance and will expire when exercised in full. The Pre-Funded Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof immediately following such exercise would exceed a specified beneficial ownership limitation, not to exceed 19.99%. The Series A Warrants and the Series B Warrants each have an exercise price of $5.51 per share and are exercisable immediately upon issuance. The Common Warrants may not be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof immediately following such exercise would exceed a specified beneficial ownership limitation; not to exceed 9.99%. The Series A Warrants will expire on the earlier of (i) the first anniversary of their issuance or (ii) the date that is 45 days following approval by the U.S. Food and Drug Administration of the Company’s pending premarket approval supplement for LungFit PH II, subject to the provisions of the Series A Warrants addressing the availability of an effective registration statement and a current prospectus covering the resale of the shares of Common Stock issuable upon exercise of the Series A Warrants. The Series B Warrants will expire five years following their issuance.

Certain of the Company’s directors and executive officers, including Robert Goodman, the Company’s Chief Executive Officer, and Daniel Moorhead, the Company’s Chief Financial Officer, are participating in the Private Placement on the same terms as the participating institutional investors, except that the combined purchase price per Share and accompanying Common Warrants for such participants is $5.76 as described above, and such participants are not purchasing Pre-Funded Warrants. The participation of the Company’s directors and executive officers in the Private Placement was reviewed and approved by the Audit Committee of the Company’s Board of Directors in accordance with the Company’s related person transaction policy.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in the event of certain fundamental transactions, as described in the Warrants, including a merger, sale of substantially all assets, tender offer or exchange offer, or reclassification of the Common Stock, a holder of Warrants will be entitled to receive, upon exercise of the Warrants, the same amount and kind of securities, cash or property that such holder would have been entitled to receive had such holder exercised the Warrants immediately prior to such fundamental transaction.

In connection with the Private Placement, the Company entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), no later than 15 days following the closing (the “Filing Deadline”), a resale registration statement (the “Registration Statement”) covering the resale of all of the Registrable Securities, which shall consist of the Shares and the shares of Common Stock issuable upon exercise of the Warrants (without giving effect to any limitation on exercise). The Company agreed to use its reasonable best efforts to cause the Registration Statement to be declared effective at the earliest possible date and in any event no later than (i) the 45th calendar day following the filing date if the Registration Statement is not reviewed by the SEC or (ii) the 75th calendar day following the filing date if the Registration Statement is reviewed by the SEC (the applicable date, the “Effectiveness Deadline”). The Company also agreed to use reasonable best efforts to keep the Registration Statement continuously effective, as applicable.

Under the Purchase Agreement, from the date of the Purchase Agreement until 60 days after the business day immediately following the effective date of the Registration Statement, the Company may not, subject to certain exceptions, (i) issue shares of Common Stock or Common Stock equivalents or (ii) file with the SEC a registration statement relating to shares of Common Stock or Common Stock equivalents, in each case other than pursuant to the Registration Rights Agreement. These restrictions are subject to customary exceptions.

In addition, from the date of the Purchase Agreement until 180 days following the effective date of the Registration Statement, the Company may not effect, or enter into an agreement to effect, an issuance of Common Stock or Common Stock equivalents involving a “Variable Rate Transaction,” as defined in the Purchase Agreement, which includes issuances at prices that vary with or reset by reference to the trading price of the Common Stock and transactions under equity lines of credit and at-the-market facilities. Beginning 60 days after such effective date, however, the entry into, and the issuance of shares of Common Stock under, an at-the-market offering with Cantor Fitzgerald & Co. (“Cantor”) will not be deemed a Variable Rate Transaction. Any Investor is entitled to seek injunctive relief to preclude a prohibited issuance.

Cantor acted as lead placement agent for the Private Placement, and Citizens JMP Securities, LLC (“Citizens”) and Lake Street Capital Markets, LLC (“Lake Street” and, together with Cantor and Citizens, the “Placement Agents”) acted as placement agents for the Private Placement. The Placement Agents acted solely as placement agents and did not purchase or sell any of the securities offered in the Private Placement.

On Closing and pursuant to engagement letters with the Placement Agents, the Company is obligated to pay an aggregate cash fee equal to 7.0% of the portion of the gross proceeds from the Private Placement. Based on the gross proceeds expected to be received at the Closing, the Company expects to pay the Placement Agents an aggregate cash fee of approximately $0.7 million at Closing. For purposes of these arrangements, gross proceeds include the gross proceeds received at the Closing, any additional gross proceeds received upon exercise of the Pre-Funded Warrants, and any additional gross proceeds received upon exercise of the Series A Warrants, but no placement agent fee is payable upon exercise of the Series B Warrants. The Company has also agreed to reimburse Cantor for reasonable and documented out-of-pocket expenses, including fees and disbursements of its counsel, in an aggregate amount not to exceed $100,000.

The Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act or applicable state securities laws and are being offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither the Company nor any person acting on its behalf engaged in any general solicitation or general advertising in connection with the Private Placement. The securities issued in the Private Placement will be subject to customary restrictions on transfer.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement, the Pre-Funded Warrants, the Series A Warrants, and the Series B Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, copies or forms of which are filed as Exhibits 10.1, 10.2, 4.1, 4.2, and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The representations, warranties and covenants contained in the agreements described above were made only for purposes of those agreements and as of specified dates, were solely for the benefit of the parties thereto, and may be subject to limitations, qualifications and exceptions agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts. Investors should not rely on the representations, warranties or covenants, or any description thereof, as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Private Placement is incorporated by reference into this Item 3.02.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 8.01 Other Events

On July 30, 2026, the Company issued a press release announcing the Private Placement described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Pre-funded Warrant
4.2	Form of Series A Common Stock Purchase Warrant
4.3	Form of Series B Common Stock Purchase Warrant
10.1+	Form of Securities Purchase Agreement
10.2+	Form of Registration Rights Agreement
99.1	Press Release of Beyond Air, Inc., dated as of July 30, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

+ Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, Inc.

Date: July 31, 2026	By:	/s/ Daniel Moorhead
	Name:	Daniel Moorhead
	Title:	Chief Financial Officer